Sarbanes-Oxley November Deadline Looms:
Is Your Company’s Data in Compliance?

DataMirror Webinar Offers Timely Insight on Meeting Sarbanes-Oxley’s Internal Controls Requirements

MARKHAM, CANADA -September 14, 2004 – DataMirror (Nasdaq: DMCX; TSX: DMC), a leading provider of real-time, secure data integration solutions, will host a complimentary, live Webinar aimed at helping organizations understand how real-time data auditing can cost-effectively meet the internal controls required by Sarbanes-Oxley, specifically Sections 404, 409, and 802. The presentation, “Sarbanes-Oxley: Creating and Maintaining Effective Internal Controls,” begins at 1:00 p.m. ET on Thursday, September 16, 2004.

A July 2003 study, “Compliance: A gap at the heart of risk management,” commissioned by PriceWaterhouseCoopers found that less than one quarter of senior executives from financial institutions feel confident that their organization is in full compliance with regulatory requirements for internal controls. This is an unexpectedly low rate considering the November 15th deadline for Section 404 of the Sarbanes-Oxley (SOX) Act. Organizations are in need of clarity and information regarding how compliance can be achieved in a cost-effective and timely manner.

To meet this need, DataMirror continues to educate organizations on the benefits and impact of real-time data auditing in addressing a wide range of regulatory and compliance challenges. This Webinar will address the selection criteria for data auditing solutions, the timeframe within which organizations are expected to implement an effective internal controls plan, and the benefits organizations can expect to gain, beyond compliance, including improved financial accountability and strengthened investor, stakeholder, and public confidence. Participants will learn how to create and maintain effective internal controls as required by Section 404, how real-time data auditing can support the disclosure of data on a rapid and current basis as required by Section 409, how to create and retain sufficient audit trail information as outlined in Section 802, and how to integrate, record, and track financial and other disclosure-related information.

To register for the Webinar please visit: www.datamirror.com/events/webinars/sox.aspx.

Media inquiries can be directed to Stacey Holifield via e-mail at sholifield@brodeur.com or (617) 587-2026. For additional information on this Webinar, please contact Perminder Sooch at (905) 415-0310 or by e-mail at psooch@datamirror.com.

About DataMirror

DataMirror (Nasdaq: DMCX; TSX: DMC), a leading provider of live, secure data integration software solutions, gives companies the power to manage and monitor their corporate data in real-time. DataMirror’s comprehensive family of software solutions helps customers easily and cost-effectively capture, transform, and flow data throughout the enterprise. DataMirror unlocks the experience of now™ by providing the live, secure data access, integration, and protection companies require today across all computers in their business.

Over 1,900 companies have transformed their business models and created competitive advantage with DataMirror software, including Debenhams, FedEx Ground, First American Bank, OshKosh B’Gosh, Priority Health, Tiffany & Co., and Union Pacific Railroad. DataMirror is headquartered in Markham, Canada, and has offices around the globe. For more information, visit www.datamirror.com.

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"Safe Harbour" Statement under the United States Private Securities Litigation Reform Act of 1995:

Forward-looking statements in this press release, including statements regarding DataMirror Corporation's business which are not historical facts, are made pursuant to the "safe harbour" provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements of plans, objectives, strategies and expectations. The words "anticipate", "believe", "estimate" and "expect" and similar expressions are intended to identify forward-looking statements. Numerous important factors affect DataMirror's operating results and could cause DataMirror's actual results to differ materially from the results indicated by this press release or by any forward-looking statements made by, or on behalf of, DataMirror, and there can be no assurance that future results will meet expectations, estimates or projections. These factors include, but are not limited to, the following: the difficulty of developing, marketing and selling new products successfully; variability of quarterly operating results; dependence upon the continued growth and success of DataMirror's software products; competition; rapid technological change and new product introductions; dependence upon continued growth in the database and enterprise data integration markets; dependence upon relationships with complementary vendors and distribution channels; the ability to recruit and retain key personnel; risks of international operations, including currency exchange rate fluctuations and global economic conditions; possible software errors or defects; possible infringement claims by third parties; and other factors discussed in DataMirror’s Annual Information Form and other periodic filings with the United States Securities and Exchange Commission and other regulatory authorities. Should one or more of these risks or uncertainties materialize, or should assumptions underlying the forward-looking statements prove incorrect, actual results may vary materially from those indicated in any forward-looking statements. DataMirror disclaims and does not assume any obligation to update these forward-looking statements.

Copyright 2004 DataMirror Corporation.DataMirror and the DataMirror family of related marks are registered trademarks of DataMirror Corporation. DataMirror and the DataMirror logo are registered in the U.S. Patent and Trademark office, the Canadian Intellectual Property Office, and may be pending or registered in other countries. All other products and services mentioned are trademarks of their respective companies.

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